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                                                                      EXHIBIT 11

                        FRONTIER FINANCIAL CORPORATION
                      COMPUTATION OF EARNINGS PER SHARE



                                       Year Ended December 31,
                                       -----------------------
                                1995            1994            1993
                                ----            ----            ----

Net Income                   $12,614,926     $10,360,273     $7,746,419
                             ===========     ===========     ==========

Computation of average
shares outstanding:

    Shares outstanding
    at beginning of year       4,196,435       3,799,477      1,144,898

    Additional shares deemed
    outstanding because of
    stock dividends                              380,858        494,453

    Shares issued pursuant
    to stock splits            2,100,650       2,093,986      4,615,640

    Shares issued during
    the year times average
    time outstanding during
    the year                       9,987           7,637          4,316
                               ---------       ---------      ---------

Average Shares Outstanding     6,307,072       6,281,958      6,259,307
                               =========       =========      =========

Primary Earnings Per Share         $2.00           $1.65          $1.24
                               =========       =========      =========


The effect of stock options outstanding has a dilutive effect of less than 3% of total outstanding shares, and is therefore not shown.